Exhibit 99

                                 FARMER MAC NEWS





FOR IMMEDIATE RELEASE                                          CONTACT
July 29, 2004                                                  Jerome Oslick
                                                               202-872-7700




                    Farmer Mac Reports Second Quarter Results

                       Credit Quality Continues to Improve

     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today reported U.S. GAAP net income for second quarter 2004 of $2.0 million or $0.16 per diluted share, compared to $7.8 million or $0.64 per diluted share for first quarter 2004 and $8.4 million or $0.70 per diluted share for second quarter 2003. For the six months ended June 30, 2004, net income was $9.8 million or $0.80 per diluted share, compared to $16.8 million or $1.40 per diluted share for the six months ended June 30, 2003. Core earnings were $6.2 million or $0.51 per diluted share for second quarter 2004, compared to $5.9 million or $0.48 per diluted share for first quarter 2004 and $5.8 million or $0.48 per diluted share for second quarter 2003. For the six months ended June 30, 2004, core earnings were $12.1 million or $0.99 per diluted share, compared to $11.7 million or $0.97 per diluted share for the corresponding period in the prior year.

     Farmer Mac reports its "core earnings," a non-GAAP measure, in addition to GAAP earnings. Core earnings was developed by Farmer Mac to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from the application of the derivative accounting standards.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, "Farmer Mac's new business volume for second quarter 2004 was $189.3 million. While Farmer Mac's new business has been slowed by economic factors, including the increased liquidity of agricultural borrowers and the increased available capital and liquidity of agricultural lenders, Farmer Mac sees developing opportunities for longer-term business prospects, including a strategic alliance, product enhancements and refined security structures, that could result in renewed growth for Farmer Mac.

     "The positive trend of the performance of the portfolio of loans underlying our guarantees and LTSPCs continues. Taking into account our expectation that 90-day delinquencies will fluctuate from quarter to quarter, with higher levels likely at the end of the first and third quarters of each year corresponding to the semi-annual (January 1st and July 1st) payment characteristics of many Farmer Mac I loans, we are pleased that, at June 30, 2004, 90-day delinquencies in Farmer Mac's portfolio were at their lowest second quarter levels in three years, in terms of both dollars and percentages. This underscores the effectiveness of Farmer Mac's ongoing credit risk management and the strength in the U.S. agricultural economy. As of June 30, 2004, those delinquencies totaled $32.8 million, representing 0.68 percent of the portfolio, down from $51.3 million and 1.06 percent as of June 30, 2003, and $50.3 million and 1.12 percent as of June 30, 2002. Likewise, real estate owned (REO) was reduced to $9.2 million as of June 30, 2004, from $17.2 million as of June 30, 2003.

     "Other factors affecting the business outlook are regulatory actions by the Farm Credit Administration (FCA), the federal regulator of both Farmer Mac and the primary lenders in the Farm Credit System (FCS) and the Farm Credit System Insurance Corporation (FCSIC), a U.S. Government controlled corporation managed by a three-member board of directors composed of the members of the FCA Board, which may diminish Farmer Mac's business prospects. Statements by either FCA or FCSIC, or both, have cautioned other entities they regulate about doing business with GSEs, including Farmer Mac, and have raised objections to FCS institutions' use of Farmer Mac swaps. More recently, FCA proposed a regulation that, if adopted as proposed, could adversely affect Farmer Mac's business by establishing a new risk-weight allocation of capital applicable to Farmer Mac transactions with FCS institutions, a major segment of Farmer Mac's customer base. Farmer Mac disagrees with the proposed regulation as it would affect Farmer Mac, viewing it as inconsistent with regulations currently in effect at other federal regulators with respect to secondary market GSEs and not in the best interests of America's farmers, ranchers, and rural homeowners, the constituency Farmer Mac was mandated by Congress to serve; and, therefore, it is hoped that this proposed regulation will not be adopted in its current form.

     "Notwithstanding the demonstrated credit strength of the loans underlying our guarantees and LTSPCs and the annuity-like nature of our income streams, Farmer Mac's reduced business volume and current market and regulatory conditions lead us now to believe the Corporation's 2004 core earnings per diluted share will be at approximately the same level as in 2003."

Non-GAAP Performance Measures

     Farmer Mac reports its financial results in accordance with GAAP. In addition to GAAP measures, Farmer Mac presents certain non-GAAP performance measures. Farmer Mac uses the latter measures to develop financial plans, to gauge corporate performance and to set incentive compensation because, in management's view, the non-GAAP measures more accurately represent Farmer Mac's economic performance, transaction economics and business trends. Investors and the investment analyst community have previously relied upon similar measures to evaluate Farmer Mac's historical and future performance. Farmer Mac's disclosure of non-GAAP measures is not intended to replace GAAP information but, rather, to supplement it.

     "Core earnings" is one such non-GAAP measure that Farmer Mac developed to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). The GAAP measure most comparable to core earnings is net income available to common stockholders. Unlike core earnings, however, the GAAP measure is heavily influenced by unrealized gains or losses in the value of financial derivatives used to hedge interest rate risk in Farmer Mac's mortgage portfolio. Due in part to the effects of FAS 133, Farmer Mac's GAAP net income available to common stockholders decreased to $2.0 million for second quarter 2004, compared to $8.4 million for second quarter 2003, while its core earnings were $6.2 million for second quarter 2004, compared to $5.8 million for second quarter 2003. Because the effects of financial derivatives under FAS 133 included in the GAAP measure are driven by fluctuations in interest rates that cannot reliably be predicted, Farmer Mac does not project GAAP net income available to common stockholders.

     The reconciliation of GAAP net income available to common stockholders to core earnings is presented in the following table:

              Reconciliation of GAAP Net Income Available to Common Stockholders to Core Earnings
------------------------------------------------------------------------------------------------------------------------
                                                 Three Months Ended                          Six Months Ended
                                        June 30, 2004        June 30, 2003        June 30, 2004             June 30, 2003
                                   --------------------- -------------------- --------------------- --------------------
                                                       (in thousands, except per share amounts)
                                                 Per                  Per                   Per                   Per
                                               Diluted               Diluted              Diluted               Diluted
                                                Share                 Share                Share                 Share
                                              ----------            ---------            ----------            ----------
GAAP net income available
   to common stockholders          $ 1,960     $ 0.16    $ 8,366    $ 0.70     $ 9,787     $0.80    $ 16,790     $ 1.40

Less the effects of FAS 133:
   Unrealized gains/(losses)
    on financial derivatives and
    trading assets, net of tax      (4,336)     (0.36)     2,521      0.21      (2,511)    (0.20)      4,963       0.41
   Benefit from non-amortization
    of premium payments
    on financial derivatives,
    net of tax                          76       0.01         81      0.01         152      0.01         162       0.02
                                   ---------- ---------- ---------- --------- ----------- --------- ------------ ----------
Core earnings                      $ 6,220     $ 0.51    $ 5,764    $ 0.48    $ 12,146     $0.99    $ 11,665     $ 0.97
                                   ---------- ---------- ---------- --------- ----------- --------- ------------ ----------

Later in this release, Farmer Mac provides additional information about the impact of FAS 133, which decreased GAAP net income available to common stockholders by $4.3 million in second quarter 2004.

Net Interest Income

     Net interest income, which does not include guarantee fees from loans purchased and retained prior to April 1, 2001 (the effective date of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 140")), was $7.8 million for first quarter 2004, compared to $9.5 million for first quarter 2004 and $9.4 million for second quarter 2003. The net interest yield was 81 basis points for second quarter 2004, compared to 93 basis points for first quarter 2004 and 94 basis points for second quarter 2003. The effects of FAS 140 for second quarter 2004, first quarter 2004 and second quarter 2003 were, in each quarter, the reclassification of guarantee fee income as interest income in the amount of approximately $1.1 million (11 basis points in second quarter 2004 and 2003 and 10 basis points in first quarter 2004).

     In 2003, the Chief Accountant at the U.S. Securities and Exchange Commission ("SEC") provided additional guidance to all registrants regarding the classification on the statement of operations of realized gains and losses resulting from financial derivatives that are not in fair value or cash flow hedge relationships. All registrants were requested to comply with this guidance in future filings and to reclassify this activity for all prior periods presented. As a result of the application of this additional guidance, Farmer Mac has reclassified the net interest income and expense realized on financial derivatives that are not in fair value or cash flow hedge relationships from net interest income into gains and losses on financial derivatives and trading assets. In second quarter 2004, first quarter 2004 and second quarter 2003, this reclassification resulted in a reduction of the net interest yield of 5 basis points, a reduction of 4 basis points and an increase of 2 basis points, respectively.

     The net interest yields for second quarter 2004, first quarter 2004 and second quarter 2003 included the benefits of yield maintenance payments of 13 basis points, 11 basis points and 12 basis points, respectively. For second quarter 2004, yield maintenance payments increased net income by $0.8 million or $0.07 per diluted share, compared to $0.8 million or $0.06 per diluted share for first quarter 2004 and $0.8 million or $0.06 per diluted share for second quarter 2003.

Guarantee and Commitment Fees

     Guarantee and commitment fees were $5.3 million for second quarter 2004, compared to $5.2 million for first quarter 2004 and $5.1 million for second quarter 2003. The year-to-year increase in guarantee and commitment fees reflects an increase in the average balance of outstanding guarantees and commitments. As discussed above, for second quarter 2004, first quarter 2004 and second quarter 2003, $1.1 million of guarantee fee income was reclassified as interest income in each quarter, in accordance with FAS 140.

Gain on Sale of Farmer Mac Guaranteed Securities

     During second quarter 2004, through a competitive bid process, the Corporation sold Farmer Mac Guaranteed Securities in the amount of $26.9 million to a related party in a transaction that resulted in a $0.4 million gain on sale.

Miscellaneous Income

     Miscellaneous income for second quarter 2004 was $2.0 million, compared to $0.5 million for first quarter 2004 and $0.1 million for second quarter 2003. During second quarter 2004, Farmer Mac received $1.8 million from two sellers for breaches of representations and warranties associated with prior sales of agricultural mortgage loans to Farmer Mac. Farmer Mac had previously charged off these amounts as losses on the related loans.

Operating Expenses

     Compensation and employee benefits for second quarter 2004 were $1.7 million, compared to $1.8 million for first quarter 2004 and $1.5 million for second quarter 2003. General and administrative expenses for second quarter 2004 were $1.8 million, compared to $2.1 million for first quarter 2004 and $1.2 million for second quarter 2003. The year-to-year increases in compensation and employee benefits and general and administrative expenses were due, in large part, to greater staffing levels necessary for increased regulatory compliance activities, including requirements of the Sarbanes-Oxley Act of 2002 and the Farm Credit Administration ("FCA"), as well as heightened focus on the regulatory environment for government-sponsored enterprises generally. Regulatory fees for second quarter 2004 were $0.6 million, compared to $0.4 million for first quarter 2004 and $0.4 million for second quarter 2003. The increase in regulatory fees includes an accrual for FCA's current estimate of its supplemental assessment for the current federal fiscal year ending September 30, 2004, in the amount of $0.3 million.

     Farmer Mac's net real estate owned ("REO") operating costs for second quarter 2004 were $0.3 million, compared to $0.1 million for first quarter 2004. Net REO operating costs in prior periods were nominal. Discussion of the provision for losses is covered under the topic of "Credit" later in this release.

Capital

     Farmer Mac's core capital totaled $226.3 million as of June 30, 2004, compared to $223.7 million as of March 31, 2004 and $202.9 million as of June 30, 2003. The regulatory methodology for calculating core capital excludes the effects on capital of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115") and FAS 133, which are reported on Farmer Mac's balance sheet as accumulated other comprehensive income/(loss). Farmer Mac's core capital as of June 30, 2004 exceeded the statutory minimum capital requirement of $136.4 million by $89.9 million.

     Farmer Mac is required to meet the capital standards of a risk-based capital stress test promulgated by FCA ("RBC test") pursuant to federal statute. The RBC test determines the amount of regulatory capital (core capital plus the allowance for losses excluding the REO valuation allowance) Farmer Mac would need to maintain positive capital during a ten-year stress period while incurring credit losses equivalent to the highest historical two-year agricultural mortgage loss rates and an interest rate shock at the lesser of 600 basis points or 50 percent of the ten-year U.S. Treasury note rate. The RBC test then adds to the resulting capital requirement an additional 30 percent for management and operational risk.

     As of June 30, 2004, the RBC test generated an estimated risk-based capital requirement of $50.4 million, compared to the risk-based capital requirement of $42.1 million as of March 31, 2004. Farmer Mac's regulatory capital of $247.5 million as of June 30, 2004 exceeded the RBC requirement by approximately $197.1 million. Farmer Mac is required to hold capital at the higher of the statutory minimum capital requirement or the amount required by the RBC test.

Credit

     As of June 30, 2004, Farmer Mac's 90-day delinquencies totaled $32.8 million, representing 0.68 percent of the principal balance of all loans held and loans underlying post-Farm Credit System Reform Act ("1996 Act") Farmer Mac I Guaranteed Securities and LTSPCs, compared to $51.3 million (1.06 percent) as of June 30, 2003. The 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.

     As of June 30, 2004, non-performing assets totaled $69.8 million, representing 1.43 percent of the principal balance of all loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs, compared to $80.2 million (1.64 percent) as of June 30, 2003. Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy, or REO. The principal balance of non-performing assets includes certain segments of the portfolio that have cycled through foreclosure and into the REO asset category, which completes the involuntary loan liquidation process. Also included is a group of loans that are current under the original loan terms or a court-approved bankruptcy plan, though the borrowers on those loans have filed for bankruptcy protection.

     From quarter to quarter, Farmer Mac anticipates that 90-day delinquencies and non-performing assets will fluctuate, both in dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year corresponding to the semi-annual (January 1st and July 1st) payment characteristics of many Farmer Mac I loans.

     As of June 30, 2004, Farmer Mac had $9.2 million of REO, compared to $12.3 million as of March 31, 2004 and $17.2 million as of June 30, 2003. The commodity and geographic diversification of the REO properties is consistent with the commodity and geographic diversification of the non-performing assets. Analysis of the portfolio by geographic and commodity distribution indicates that non-performing assets, including REO, have been and are expected to be most prevalent in the geographic areas and in agricultural commodities that do not receive significant government support. Prior to acquisition of property securing a loan, Farmer Mac develops a liquidation strategy that results in either an immediate sale or retention pending later sale. Farmer Mac evaluates these and other alternatives based upon the economics of the transactions and the requirements of local law.

     As of June 30, 2004, Farmer Mac analyzed the following three categories of assets for impairment, based on the fair value of the underlying collateral: (1) the $69.8 million of non-performing assets; (2) the $32.9 million of loans for which Farmer Mac has adjusted the timing of borrowers' payment schedules within the past three years, but still expects to collect all amounts due and has not made economic concessions; and (3) the additional $54.4 million of performing loans that have previously been delinquent or are secured by real estate that produces commodities currently under stress. Those individual assessments covered a total of $157.1 million of assets measured for impairment against updated appraised values, other updated collateral valuations or discounted values. Of the $157.1 million of assets analyzed, $135.8 million were adequately collateralized. For the $21.3 million that were not adequately collateralized, individual collateral shortfalls totaled $2.4 million. Accordingly, Farmer Mac allocated specific allowances of $2.4 million to those under-collateralized assets as of June 30, 2004. After the allocation of specific allowances from the total allowance for losses of $21.8 million, the non-specific or general allowance and the contingent obligation for inherent probable losses were $19.4 million.

     During second quarter 2004, Farmer Mac charged off $2.0 million in losses against the allowance for losses. In certain collateral liquidation scenarios, Farmer Mac may recover amounts previously charged off or incur additional losses, if liquidation proceeds vary from previous estimates. During second quarter 2004, Farmer Mac received $1.8 million from two sellers for breaches of representations and warranties associated with prior sales of agricultural mortgage loans to Farmer Mac. Those recoveries are reported as miscellaneous income on the Consolidated Statements of Operations. Farmer Mac had previously charged off these amounts as losses on the related loans. Farmer Mac's total provision for losses was $1.6 million for second quarter 2004, compared to $1.6 million for first quarter 2004 and $1.9 million for second quarter 2003. As of June 30, 2004, Farmer Mac's allowance for losses and contingent obligation for probable losses totaled $21.8 million, or 45 basis points of the outstanding balance of loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs, compared to $22.2 million (45 basis points) as of March 31, 2004 and $21.9 million (45 basis points) as of June 30, 2003. Based on Farmer Mac's analysis of its entire portfolio, individual loan-by-loan analyses, and loan collection experience, Farmer Mac believes that specific and inherent probable losses are covered adequately by its allowance for losses.

     The following table summarizes the changes in the components of Farmer Mac's allowance for losses and contingent obligation for probable losses for the three months ended June 30, 2004. The contingent obligation for probable losses is a component of Farmer Mac's guarantee and commitment obligation.

                                                                            Contingent
                                  Allowance        REO                      Obligation
                                  for Loan      Valuation      Reserve     for Probable
                                   Losses       Allowance    for Losses       Losses          Total
                                 ------------  ------------  ------------ ---------------  -------------
                                                          (in thousands)
Beginning balance                  $ 7,671         $ 193      $ 11,952         $ 2,343       $ 22,159
     Provision for losses             (230)          452         1,235             158          1,615
     Net charge-offs                (1,876)         (100)            -               -         (1,976)
                                 ------------  ------------  ------------ ---------------  -------------
Ending balance                     $ 5,565         $ 545      $ 13,187         $ 2,501       $ 21,798
                                 ------------  ------------  ------------ ---------------  -------------

Interest Rate Risk

     Farmer Mac measures its interest rate risk through several tests, including the sensitivity of its Market Value of Equity ("MVE") and Net Interest Income ("NII") to uniform or "parallel" yield curve shocks. As of June 30, 2004, a parallel increase of 100 basis points across the entire U.S. Treasury yield curve would have decreased MVE by 1.7 percent, while a parallel decrease of 100 basis points would have increased MVE by 0.2 percent. As of June 30, 2004, a parallel increase of 100 basis points would have increased Farmer Mac's NII, a shorter-term measure of interest rate risk, by 8.2 percent, while a parallel decrease of 100 basis points would have decreased NII by 9.8 percent. Farmer Mac's duration gap, another measure of interest rate risk, was positive 0.6 months as of June 30, 2004.

     The economic effects of financial derivatives, including interest rate swaps, are included in the MVE, NII and duration gap analyses. As an alternative to long-term fixed-rate debt issuance, Farmer Mac issues short-term debt and enters into contracts to pay fixed rates of interest and receive floating rates of interest from counterparties. These "floating-to-fixed" interest rate swaps are used to adjust the characteristics of Farmer Mac's short-term debt to match more closely the cash flow and duration characteristics of its longer-term assets, thereby reducing interest rate risk, and also to derive an overall lower effective fixed-rate cost of borrowing than would otherwise be available in the conventional debt market. As of June 30, 2004, Farmer Mac had $625.3 million notional amount of floating-to-fixed interest rate swaps for terms ranging from 1 to 15 years. In addition, Farmer Mac enters into "fixed-to-floating" interest rate swaps and "basis swaps" to adjust the characteristics of its assets and liabilities to match more closely, on a cash flow and duration basis, thereby reducing interest rate risk. As of June 30, 2004, Farmer Mac had $905.1 million of such interest rate swaps.

     Farmer Mac uses financial derivatives for hedging purposes, not for speculative purposes. All of Farmer Mac's financial derivative transactions are conducted through standard, collateralized agreements that limit Farmer Mac's potential credit exposure to any counterparty. As of June 30, 2004, Farmer Mac had no uncollateralized net exposure to any counterparty.

Financial Derivatives and Financial Statement Effects of
FAS 133

     Farmer Mac accounts for its financial derivatives under FAS 133, which became effective January 1, 2001. The implementation of FAS 133 resulted in significant accounting changes to both the consolidated statements of operations and balance sheets. During second quarter 2004, the decrease in net after-tax income resulting from FAS 133 was $4.3 million and the net after-tax increase in accumulated other comprehensive income was $27.1 million. During first quarter 2004, the increase in net after-tax income resulting from FAS 133 was $1.9 million and the net after-tax decrease in accumulated other comprehensive income was $12.4 million. For second quarter 2003, the increase in net after-tax income resulting from FAS 133 was $2.4 million and the net after-tax decrease in accumulated other comprehensive income was $6.5 million. Accumulated other comprehensive income is not a component of Farmer Mac's regulatory core capital.

Regulatory Matters

     During second quarter 2004, FCA published a proposed regulation relating to Farmer Mac's investments and liquidity. Farmer Mac expects to be able to comply with the regulation, but is preparing comments on procedural aspects of the proposal. The public comment period on this proposed regulation ends on September 13, 2004.

     Additionally, on June 10, 2004, the FCA Board approved a proposed regulation that would establish a new risk-weight allocation of capital applicable to Farmer Mac transactions with FCS institutions, a major segment of Farmer Mac's customer base. Congress received the proposed regulation in early July for a 30-day review period prior to publication in the Federal Register, after which it will be subject to a 90-day public comment period and, as drafted, an effective date eighteen months after the final regulation is published. Currently, all banking regulators and FCA accord a 20 percent risk-weight to assets backed by guarantees of government sponsored enterprises
(GSEs) such as Fannie Mae, Freddie Mac or Farmer Mac. The proposed regulation would require an FCS institution to risk-weight assets on its books that are guaranteed by a GSE based on the financial strength rating of the GSE as determined by a nationally recognized statistical rating organization (NRSRO). Under the proposed regulation: (a) the 20 percent risk-weight would apply to such assets only if the GSE guarantor had a AAA or AA rating from an NRSRO; (b) an A rating would result in a 50 percent risk-weight; and (c) a lower rating (or no rating) would result in a 100 percent risk-weight. If the proposed regulation is adopted as a final rule in its current form and Farmer Mac does not receive a rating of at least AA within the period provided for in the proposed regulation, not only would the benefit to an FCS institution of doing business with Farmer Mac be diminished greatly after the adoption of the regulation, but also, based on the language of the proposed regulation, a significant portion of the current $2.8 billion of outstanding Farmer Mac I guarantees and commitments currently in place with FCS institutions might be subject to early termination. There can be no assurance that the regulation will not be adopted as a final rule in its current form, or in a modified form with substantially the same effect. Likewise, Farmer Mac currently is not rated, and there can be no assurance that Farmer Mac would receive a AAA or AA rating from an NRSRO. Farmer Mac believes there are good and sufficient reasons the proposed regulation should not be adopted in its current form and, as part of the formal rule-making process, will provide written comments to FCA setting forth those reasons. Farmer Mac's comments will include the facts that the proposed regulation is inconsistent with regulations currently in effect at other federal regulators with respect to secondary market GSEs; that it would defeat the legislative intent of Congress that Farmer Mac should be able reliably to increase the lending capacity of agricultural lenders; and that its logic is essentially circular, in that Farmer Mac's financial strength would become a function of the NRSRO's rating of its financial strength.

Forward-Looking Statements

     In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors could cause Farmer Mac's actual results or events to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the rate and direction of development of the secondary market for agricultural mortgage loans; (2) the possible establishment of additional statutory or regulatory restrictions or constraints on Farmer Mac that could hamper its growth or diminish its profitability; (3) legislative or regulatory developments or interpretations of Farmer Mac's statutory charter that could adversely affect Farmer Mac or the ability or motivation of certain lenders to participate in its programs or the terms of any such participation, or increase the cost of regulation and related corporate activities; (4) possible reaction in the financial markets to events involving government-sponsored enterprises other than Farmer Mac; (5) Farmer Mac's access to the debt markets at favorable rates and terms; (6) the possible effect of the risk-based capital requirement, which could, under certain circumstances, be in excess of the statutory minimum capital requirement; (7) the rate of growth in agricultural mortgage indebtedness; (8) lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (9) borrower preferences for fixed-rate agricultural mortgage indebtedness; (10) competitive pressures in the purchase of agricultural mortgage loans and the sale of agricultural mortgage backed and debt securities; (11) substantial changes in interest rates, agricultural land values, commodity prices, export demand for U.S. agricultural products and the general economy; (12) protracted adverse weather, market or other conditions affecting particular geographic regions or particular commodities related to agricultural mortgage loans backing Farmer Mac I Guaranteed Securities or under LTSPCs; (13) the willingness of investors to invest in agricultural mortgage-backed securities; or (14) the effects on the agricultural economy or the value of agricultural real estate of any changes in federal assistance for agriculture. Other factors are discussed in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 15, 2004 and Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the SEC on May 10, 2004. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect any future events or circumstances, except as otherwise mandated by the SEC.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Forms 10-K and 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's second quarter 2004 earnings and this press release will be webcast on Farmer Mac's website beginning at 9:00 a.m. eastern time, Thursday, July 29, 2004, and an audio recording of that call will be available for two weeks on Farmer Mac's website after the call is concluded.

                                     * * * *


                                       Federal Agricultural Mortgage Corporation
                                             Consolidated Balance Sheets
                                                     (unaudited)
                                                    (in thousands)

                                                          June 30, 2004       December 31, 2003      June 30, 2003
                                                        ------------------    ------------------   ------------------
Assets:
   Cash and cash equivalents                                 $ 581,502             $ 623,674            $ 620,581
   Investment securities                                     1,061,475             1,064,782              976,330
   Farmer Mac Guaranteed Securities                          1,384,814             1,508,134            1,543,039
   Loans held for sale                                          24,243                46,662               51,848
   Loans held for investment                                   919,645               942,929              953,555
     Allowance for loan losses                                  (5,565)               (5,967)              (3,102)
                                                        ------------------    ------------------   ------------------
        Loans, net                                             938,323               983,624            1,002,301
   Real estate owned, net of valuation allowance
     of $0.5 million, $0.2 million, and $0.6 million             9,179                15,478               17,241
   Financial derivatives                                         2,662                   961                4,751
   Interest receivable                                          51,216                58,423               56,171
   Guarantee and commitment fees receivable                     18,554                16,885                4,648
   Deferred tax asset, net                                      10,461                10,891               10,106
   Prepaid expenses and other assets                            22,364                16,798               32,679
                                                        ------------------    ------------------   ------------------
    Total Assets                                           $ 4,080,550           $ 4,299,650          $ 4,267,847
                                                        ------------------    ------------------   ------------------
Liabilities and Stockholders' Equity:
   Notes payable:
    Due within one year                                    $ 2,364,793           $ 2,799,384          $ 2,863,112
    Due after one year                                       1,360,338             1,136,110            1,026,864
                                                        ------------------    ------------------   ------------------
     Total notes payable                                     3,725,131             3,935,494            3,889,976
   Financial derivatives                                        51,566                67,670               98,433
   Accrued interest payable                                     25,201                26,342               29,349
   Guarantee and commitment obligation                          16,714                14,144                    -
   Accounts payable and accrued expenses                        22,692                29,574               29,227
   Reserve for losses                                           13,187                13,172               18,169
                                                        ------------------    ------------------   ------------------
    Total Liabilities                                        3,854,491             4,086,396            4,065,154
   Preferred stock                                              35,000                35,000               35,000
   Common stock at par                                          12,097                12,054               11,790
   Additional paid-in capital                                   89,546                88,652               84,504
   Accumulated other comprehensive income/(loss)                  (214)               (2,295)                (203)
   Retained earnings                                            89,630                79,843               71,602
                                                        ------------------    ------------------   ------------------
   Total Stockholders' Equity                                  226,059               213,254              202,693
                                                        ------------------    ------------------   ------------------
    Total Liabilities and Stockholders' Equity             $ 4,080,550           $ 4,299,650          $ 4,267,847
                                                        ------------------    ------------------   ------------------



                         Federal Agricultural Mortgage Corporation
                           Consolidated Statements of Operations
                                       (unaudited)
                          (in thousands, except per share amounts)

                                                       Three Months Ended          Six Months Ended
                                                    ----------------------- -----------------------------
                                                     June 30,    June 30,      June 30,        June 30,
                                                       2004        2003          2004            2003
                                                    ---------- ------------ --------------  -------------
Interest income:
  Investments and cash equivalents                  $ 8,109      $ 8,890       $ 16,445       $ 18,496
  Farmer Mac Guaranteed Securities                   16,239       18,688         32,866         38,200
  Loans                                              12,565       13,288         26,690         26,137
                                                    ---------- ------------ --------------  -------------
     Total interest income                           36,913       40,866         76,001         82,833
Interest expense                                     29,074       31,501         58,695         63,594
                                                    ---------- ------------ --------------  -------------
Net interest income                                   7,839        9,365         17,306         19,239
Provision for loan losses                               230       (1,416)        (2,563)        (2,624)
                                                    ---------- ------------ --------------  -------------
Net interest income after provision for loan losses   8,069        7,949         14,743         16,615

Guarantee and commitment fees                         5,251        5,111         10,473         10,205
Gains/(Losses) on financial derivatives
   and trading assets                                (6,152)       3,669         (2,903)         7,003
Gain on sale of Farmer Mac Guaranteed Securities        367            -            367              -
Gains/(Losses) on the sale of real estate owned          30         (225)          (252)          (102)
Miscellaneous income                                  1,960          138          2,482            389
                                                    ---------- ------------ --------------  -------------
     Total revenues                                   9,525       16,642         24,910         34,110
                                                    ---------- ------------ --------------  -------------

Expenses:
  Compensation and employee benefits                  1,717        1,465          3,512          2,905
  General and administrative                          1,820        1,213          3,893          2,404
  Regulatory fees                                       649          382          1,061            765
  REO operating costs, net                              268            -            343              -
  Provision for losses                                1,845          472            668          1,490
                                                    ---------- ------------ --------------  -------------
     Total operating expenses                         6,299        3,532          9,477          7,564
                                                    ---------- ------------ --------------  -------------
Income before income taxes                            3,226       13,110         15,433         26,546
Income tax expense                                      706        4,184          4,526          8,636
                                                    ---------- ------------ --------------  -------------
Net income                                            2,520        8,926         10,907         17,910
Preferred stock dividends                              (560)        (560)        (1,120)        (1,120)
                                                    ---------- ------------ --------------  -------------
Net income available to common stockholders         $ 1,960      $ 8,366        $ 9,787       $ 16,790
                                                    ---------- ------------ --------------  -------------

Earnings per common share:
    Basic earnings per common share                  $ 0.16       $ 0.71         $ 0.81         $ 1.44
    Diluted earnings per common share                $ 0.16       $ 0.70         $ 0.80         $ 1.40



                    Federal Agricultural Mortgage Corporation
                            Supplemental Information

     The following tables present quarterly and annual information regarding loan purchases, guarantees and LTSPCs, outstanding guarantees and LTSPCs and non-performing assets and 90-day delinquencies.



                   Farmer Mac Purchases, Guarantees and LTSPCs
---------------------------------------------------------------------------------------------
                                       Farmer Mac I
                                ------------------------------
                                  Loans and
                                  Guaranteed
                                  Securities        LTSPCs       Farmer Mac II       Total
                                -------------- --------------- ---------------- -------------
                                                     (in thousands)
For the quarter ended:
   June 30, 2004                 $ 27,520       $ 127,098         $ 34,671       $ 189,289
   March 31, 2004                  25,444         147,273           34,483         207,200
   December 31, 2003               25,148         218,097           44,971         288,216
   September 30, 2003              42,760         199,646          106,729         349,135
   June 30, 2003                   65,615         179,025           77,636         322,276
   March 31, 2003                  59,054         166,574           41,893         267,521
   December 31, 2002               62,841         395,597           38,714         497,152
   September 30, 2002              58,475         140,157           37,374         236,006
   June 30, 2002                  551,690         280,904           57,769         890,363
   March 31, 2002                  74,875         338,821           39,154         452,850

For the year ended:
   December 31, 2003              192,577         763,342          271,229       1,227,148
   December 31, 2002              747,881       1,155,479          173,011       2,076,371





                       Outstanding Balance of Farmer Mac Loans, Guarantees and LTSPCs (1)
----------------------------------------------------------------------------------------------------------------
                                              Farmer Mac I
                               -----------------------------------------------
                                      Post-1996 Act
                               -------------------------------
                                 Loans and
                                 Guaranteed                       Pre-1996
                                 Securities        LTSPCs            Act         Farmer Mac II        Total
                               ---------------  --------------  --------------  ---------------- ----------------
                                                                (in thousands)
As of:
  June 30, 2004                 $ 2,521,026      $2,390,779        $ 22,155         $ 715,750      $ 5,649,710
  March 31, 2004                  2,566,412       2,382,648          22,261           722,978        5,694,299
  December 31, 2003               2,696,530       2,348,702          24,734           729,470        5,799,436
  September 30, 2003 (2)          2,721,775       2,174,182          25,588           720,584        5,642,129
  June 30, 2003                   2,108,180       2,790,480          28,057           668,899        5,595,616
  March 31, 2003                  2,111,861       2,732,620          29,216           650,152        5,523,849
  December 31, 2002               2,168,994       2,681,240          31,960           645,790        5,527,984
  September 30, 2002              2,127,460       2,407,469          35,297           630,452        5,200,678
  June 30, 2002                   2,180,948       2,336,886          37,873           617,503        5,173,210



                              Outstanding Balance of Loans Held and Loans Underlying
                                 On-Balance Sheet Farmer Mac Guaranteed Securities
----------------------------------------------------------------------------------------------------------------------
                                  Fixed Rate
                                 (10-yr. Wtd.          5-to-10-Year         1-Month-to-3-Year
                                  Avg. Term)          ARMs and Resets              ARMs                   Total
                             --------------------   ------------------   -----------------------   -------------------
                                                                (in thousands)
As of:
     June 30, 2004               $ 782,854            $ 978,531                 $ 529,654           $ 2,291,039
     March 31, 2004                818,497              978,263                   548,134             2,344,894
     December 31, 2003             860,874            1,045,217                   542,024             2,448,115
     September 30, 2003            865,817            1,037,168                   535,915             2,438,900
     June 30, 2003                 889,839            1,064,824                   511,700             2,466,363
     March 31, 2003                880,316            1,057,310                   515,910             2,453,536
     December 31, 2002           1,003,434              981,548                   494,713             2,479,695
     September 30, 2002          1,000,518              934,435                   498,815             2,433,768
     June 30, 2002               1,016,997              892,737                   516,892             2,426,626





                                        Non-performing Assets and 90-Day Delinquencies
------------------------------------------------------------------------------------------------------------------------------------
                           Outstanding
                           Post-1996 Act                                          Less:
                              Loans,              Non-                           REO and
                          Guarantees and       performing                       Performing          90-Day
                              LTSPCs           Assets (3)       Percentage     Bankruptcies      Delinquencies (4)      Percentage
                        ------------------  ---------------   -------------  ----------------  ---------------------  --------------
                                                               (dollars in thousands)
As of:
   June 30, 2004           $ 4,882,505         $ 69,751       1.43%              $ 36,978         $ 32,773                0.68%
   March 31, 2004            4,922,759           91,326       1.86%                33,951           57,375                1.17%
   December 31, 2003         5,020,032           69,964       1.39%                39,908           30,056                0.60%
   September 30, 2003        4,871,756           84,583       1.74%                37,442           47,141                0.98%
   June 30, 2003             4,875,059           80,169       1.64%                28,883           51,286                1.06%
   March 31, 2003            4,820,887           94,822       1.97%                18,662           76,160                1.58%
   December 31, 2002         4,821,634           75,308       1.56%                17,094           58,214                1.21%
   September 30, 2002        4,506,330           91,286       2.03%                11,460           79,826                1.77%
   June 30, 2002             4,489,735           65,196       1.45%                14,931           50,265                1.12%






                       Distribution of Post-1996 Act Non-performing Assets
                        and 90-Day Delinquencies by Original LTV Ratio (5)
                                      as of June 30, 2004
--------------------------------------------------------------------------------------------------
                                    (dollars in thousands)
                              Non-performing                           90-Day
  Original LTV Ratio              Assets           Percentage       Delinquencies      Percentage
-----------------------    -------------------    ------------    ----------------   -------------
   0.00% to 40.00%               $ 6,939              10%             $ 5,105            15%
  40.01% to 50.00%                 9,435              14%               3,485            11%
  50.01% to 60.00%                33,696              48%              13,380            41%
  60.01% to 70.00%                17,742              25%               9,722            30%
  70.01% to 80.00%                 1,762               3%                1,081             3%
  80.01% +                           177               0%                    -             0%
                           -------------------    ------------    ----------------   -------------
                 Total          $ 69,751             100%                $ 32,773        100%
                           -------------------    ------------    ----------------   -------------





                                     Distribution of Post-1996 Act Non-performing Assets
                                      and 90-Day Delinquencies by Loan Origination Date
                                                     as of June 30, 2004
--------------------------------------------------------------------------------------------------------------------
                                                   (dollars in thousands)
                         Outstanding
                        Post-1996 Act
     Loan                   Loans,
  Origination             Guarantees         Non-performing                              90-Day
     Date                 and LTSPCs             Assets             Percentage        Delinquencies       Percentage
----------------      -------------------   ------------------  -------------------  ----------------  -----------------
  Before 1994              $ 587,138            $ 2,455               0.42%             $ 1,497              0.26%
     1994                    141,738              1,313               0.93%               1,313              0.93%
     1995                    142,385              2,860               2.01%               1,814              1.28%
     1996                    317,950             12,058               3.79%               6,045              1.94%
     1997                    380,076             10,201               2.68%               3,316              0.89%
     1998                    602,068             12,466               2.07%               3,938              0.66%
     1999                    619,048             12,673               2.05%               5,855              0.96%
     2000                    370,726              6,767               1.83%               2,736              0.75%
     2001                    565,216              8,450               1.50%               6,259              1.11%
     2002                    610,233                508               0.08%                   -              0.00%
     2003                    460,323                  -               0.00%                   -              0.00%
     2004                     85,604                  -               0.00%                   -              0.00%
                      -------------------   ------------------  -------------------  ----------------  -----------------
          Total          $ 4,882,505           $ 69,751               1.43%            $ 32,773              0.68%
                      -------------------   ------------------  -------------------  ----------------  -----------------

(1) Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac II loans are guaranteed by the U.S. Department of Agriculture.
(2) The Loans and Guaranteed Securities and LTSPCs amounts reflect the conversion of $722.3 million of existing LTSPCs to Guaranteed Securities during third quarter 2003 at the request of a program participant.
(3) Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy (including loans performing under either their original loan terms or a court-approved bankruptcy plan) or real estate owned.
(4) 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.
(5) Original LTV ratio is calculated by dividing the loan principal balance at the time of guarantee, purchase or commitment by the appraised value at the date of loan origination or, when available, the updated appraised value at the time of guarantee, purchase or commitment.